Exhibit 99.1

    PRESS RELEASE

For Release:	Immediate

Contact:	Scott Monette
314/877-7113

RALCORP HOLDINGS ANNOUNCES MANAGEMENT CHANGES

St. Louis, MO, October 27, 2006 . . . Ralcorp Holdings, Inc. (NYSE: RAH) today announced that Richard R. Koulouris, currently Corporate Vice President and President of Bremner, Inc. (crackers and cookies) and Nutcracker Brands, Inc. (snack nuts), will assume the newly created role of President of The Carriage House Companies, Inc. (dressings, syrups, jellies and sauces) and Ronald D. Wilkinson, currently Corporate Vice President and Director of Product Supply of Ralston Foods Sales, Inc. (cereals and snacks) and The Carriage House Companies, Inc., will become President of Bremner, Inc. and Nutcracker Brands, Inc. The changes will be effective December 1, 2006. Messrs. Koulouris and Wilkinson will remain Corporate Officers.
As President of Carriage House, Mr. Koulouris will have responsibility for all aspects of Carriage House operations. The Company stated, “Rich Koulouris has combined a tireless work ethic with his superior leadership skills to improve the Company’s cracker and cookie and snack nut operations. We are confident he is the right person to lead Carriage House.”
The Company also stated, “Since joining Ralcorp in 1995, Ron Wilkinson has helped shape Ralston Foods and Carriage House into leaders in private label foods. Ron possesses a keen ability to develop and execute well-conceived business strategies. Moving to Bremner and Nutcracker will afford Ron the opportunity to oversee all aspects of Ralcorp’s cracker and cookie and snack nut operations.”
Mr. Koulouris will report to David P. Skarie, Ralcorp’s Co-Chief Executive Officer and President, who will retain responsibility as President of Ralston Foods. Mr. Wilkinson will report to Kevin J. Hunt, Ralcorp’s Co-Chief Executive Officer and President.
Ralcorp produces a variety of store brand foods that are sold under the individual labels of various grocery, mass merchandise and drug store retailers, and frozen bakery products that are sold to restaurant and foodservice customers. Ralcorp’s diversified product mix includes: ready-to-eat and hot cereals; snack mixes, corn-based chips and extruded corn snack products; crackers and cookies; snack nuts; chocolate candy; salad dressings; mayonnaise; peanut butter; jams and jellies; syrups; sauces; frozen griddle products including pancakes, waffles, and French toast; frozen biscuits; and other frozen pre-baked products such as breads and muffins. In addition, Ralcorp holds an interest of approximately 19 percent in Vail Resorts, Inc., the leading mountain resort operator in the United States.
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